EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-147809, 333-122366, 333-47611) and S-8 (Nos. 333-150043, 333-142020, 333-114094, 333-57590, 333-93231, 333-74963, 33-23727, 33-33724) of McCormick & Company, Incorporated of our report dated October 02, 2008 relating to the combined financial statements of the Lawry’s and Adolph’s Brands Cooking Aids and Canadian Marinades Businesses, which appear in the Current Report on Form 8-K of McCormick & Company, Incorporated dated October 06, 2008.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
October 06, 2008